Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 33-30545, 33-37818, 333-118030, 333-118031, 333-154915 and 333-160942 on Form S-8 and Registration Statement Nos. 333-87254, 333-106709, 333-02519 and 333-162917 on Form S-3 of our reports dated March 11, 2011, relating to the consolidated financial statements of A.M. Castle & Co. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of A.M. Castle & Co. for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Chicago, Illinois
March 11, 2011